Exhibit 5.1

May 13, 2016

Mitcham Industries, Inc.

8141 SH 75 South

P.O. Box 1175

Huntsville, Texas, 77340

Re:	Registration and Issuance of Securities of Mitcham Industries, Inc.

Ladies and Gentlemen:

We have acted as counsel for Mitcham Industries, Inc., a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Company of up to an aggregate of 600,000 shares of the Company’s Series A Cumulative Preferred Stock, par value $1.00 per share (the “Preferred Stock”) and up to an additional 90,000 shares of Preferred Stock (to the extent applicable, collectively, the “Shares”) pursuant to the underwriters’ option to purchase additional shares of Preferred Stock, as set forth in the Registration Statement on Form S-1 (File No. 333-208177), as amended (the “Registration Statement”), including a Prospectus that forms a part thereof (the “Prospectus”), filed by the Company with the Securities and Exchange Commission.

In rendering the opinions set forth below, we have examined certain statutes, including the Texas Business Organizations Code (the “TBOC”), certain of the Company’s records and documents, certificates of the Company and public officials, and such other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that:

(1)	each document submitted to us for review, and the information contained in each such document, is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original;

(2)	each certificate from governmental officials reviewed by us is accurate, compete and authentic, and all public records are accurate and complete;

(3)	the Shares are being issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus;

(4)	a definitive underwriting agreement in the form filed as an exhibit to the Registration Statement with respect to the sale of the Shares will have been duly authorized and validly executed and delivered by the parties thereto; and

(5)	the appropriate certificate of designations amending and supplementing the Company’s Amended and Restated Articles of Incorporation relating to the Preferred Stock has been duly approved by the Company’s Board of Directors and been filed with and accepted for record by the Secretary of State of the State of Texas.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Shares, when issued and delivered on behalf of the Company against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

May 13, 2016 Page 2

The foregoing opinion is limited in all respects to the U.S. federal laws, the laws of the State of Texas and the TBOC, each as interpreted by federal courts and the courts of the State of Texas, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours

/s/ Vinson & Elkins L.L.P.